As filed with the Securities and Exchange Commission on September 5, 2006

Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Partner Communications Company Ltd.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

8 Amal St.
Afek Industrial Park
Rosh Ha'ayin 48103, Israel

(Address of principal executive offices, including zip code)

2004 Share Option Plan
(Full title of the Plan)

Puglisi & Associates
850 Library Avenue, Suite 204
P.O. Box 885
Newark, Delaware 19715
Attention: Mr. Donald J. Puglisi
(301) 441-3100

(Name and Address of Agent for Service)

Copies to:
Richard J. Mann, Adv.
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center
Tel Aviv 67021, Israel

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share (4)		Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee

Ordinary shares, par	3,483,375	(2)	$6.08	(4)	$21,169,420	$2,265.13
value NIS 0.01 per	133,000	(2)	$6.98	(4)	$928,884	$99.39
share	350,000	(2)	$7.66	(4)	$2,682,273	$287.00
	125,000	(2)	$7.63	(4)	$953,977	$102.08
	382,500	(2)	$7.44	(4)	$2,845,278	$304.44
	708,875	(3)	$9.31	(5)	$6,599,626	$706.16

Total	5,182,750				$35,179,458	$3,764.20

(1)	This registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”) of Partner Communications Company Ltd. (the “Registrant”) which become issuable under the Registrant’s 2004 Share Option Plan (the “Plan”) by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Ordinary Shares.

(2)	Represents 4,473,875 Ordinary Shares issuable upon exercise of outstanding options under the Plan.

(3)	Represents 708,875 Ordinary Shares available for future issuance under options that have not been issued under the Plan.

(4)	Pursuant to Rule 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are based on the per share exercise price in NIS of the outstanding stock options, translated into U.S. dollars based upon the daily representative rate of exchange on August 28, 2006 as published by the Bank of Israel. Such translation is being utilized solely for the purpose of calculating the registration fee.

(5)	Pursuant to Rules 457(c) and 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price for an aggregate of 708,875 Ordinary Shares available for future awards under options that have not been issued under the Plan are estimated based on the average of the high and low prices of the Ordinary Shares reported on the Nasdaq Global Select Market on August 28, 2006, translated into U.S. dollars based upon the daily representative rate of exchange on that date as published by the Bank of Israel. Such estimate is being utilized solely for the purpose of calculating the registration fee.

EXPLANATORY NOTE

        The Registrant is registering the Ordinary Shares on this Registration Statement pursuant to a stipulation from the Israel Securities Authority. The Registrant acknowledges that such Ordinary Shares are otherwise exempt from registration pursuant to Regulation S under the Securities Act.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

        The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by the Registrant with the Commission are incorporated by reference herein:

    (a)        the Registrant’s Annual Report on Form 20-F (File No. 1-14968), as filed with the SEC on May 18, 2006 (the “Annual Report on Form 20-F”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which includes audited financial statements for the Registrant’s latest fiscal year;

    (b)        the description of the Registrant’s Ordinary Shares set forth in the Registrant’s Registration Statement on Form 8-A (File No. 1-14968), as filed with the SEC on October 20, 1999 under the Exchange Act, except to the extent that such description has been superseded by the descriptions set forth in Item 9–“The Offer and Listing”, Item 10B–“Memorandum and Articles of Association”, Item 10D–“Exchange Controls” and Item 10E –“Taxation” of the Registrant’s Annual Report on Form 20-F, including any amendment or report for the purpose of updating such description; and

    (c)        all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above.

        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        Not Applicable.

Item 6. Indemnification of Directors and Officers.

        Our Articles of Association provide that we may indemnify an officer or director of Partner to the fullest extent permitted by the law. Without derogating from the foregoing, our Articles of Association specifically provide that Partner may indemnify an officer or director of Partner for liability or expense he incurs or that is imposed upon him as a result of an action or inaction by him (or together with other officers of Partner) in his capacity as an officer or director of Partner as follows:

(1)	any financial liability incurred by, or imposed upon the officer or director in favor of a third party in accordance with a judgment, including a judgment given in a settlement or a judgment of an arbitrator, approved by the court; or

(2)	reasonable litigation expenses, including legal fees, incurred by the officer or director or which he was ordered to pay by the court:

(a)	in the context of proceedings filed against him by Partner or on Partner's behalf or by a third party, or

(b)	in a criminal proceeding in which he was acquitted, or

(c)	in a criminal proceeding in which he was convicted of a felony which does not require a finding of criminal intent.

(3)	reasonable litigation expenses, including legal fees, incurred by the officer or director due to such investigation or proceeding conducted against him by an authority authorized to conduct an investigation or proceeding, relating to an offense which does not require criminal intent, within the meaning of the relevant terms in any law, and which:

(a)	ended without filing of an indictment against him and without the imposition of a financial liability as a substitute for a criminal proceeding, or

(b)	ended without filing of an indictment against him but for which he was subject to a financial liability as a substitute for a criminal proceeding ; or

(4)	any other liability or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an officer of Partner.

        Our Articles of Association also permit us to undertake in advance to indemnify an officer or director with respect for items (2) and (3) above, or any other matter permitted by law. Our Articles of Association also permit us to undertake in advance to indemnify an officer with respect to item (1) above, provided however, that the undertaking to indemnify is restricted to events which in the opinion of the Board of Directors are anticipated in light of Partner’s activities at the time of granting the obligation to indemnify, and is limited to a sum or measurement determined by the Board of Directors to be reasonable in the circumstances. The undertaking to indemnify must specify the events that, in the opinion of the Board of Directors, are expected in light of the Company’s actual activity at the time of grant of the indemnification and the sum or measurement that the Board of Directors determines to be reasonable in light of the circumstances. Our Articles of Association also permit us to indemnify an officer or director after the fact for all kinds of events, subject to applicable law.

        In no event may Partner indemnify an officer or director for:

(1)	a breach of the duty of loyalty toward Partner, unless the officer or director acted in good faith and had reasonable grounds to assume that the action would not harm Partner;

(2)	a breach of the duty of care if it was made intentionally or recklessly;

(3)	an intentional act which was done to unlawfully yield a personal profit; or

(4)	criminal fine or penalty imposed on him.

        We have undertaken to indemnify our directors and officers, subject to certain conditions for (a) any financial obligation that is incurred by or imposed on such person in accordance with a judgment, including a judgment given in a settlement or judgment of an arbitration approved by the court, provided that such liability pertains to one or more events specified in the letter of indemnification, which in the opinion of the board of directors are anticipated in light of Partner’s activities at the time of granting the indemnification undertaking; (b) reasonable litigation expenses, including legal fees, that were incurred by such person or which the court obligates such person to pay in the context of a proceeding against such person that has been filed by us, on our behalf or by a third party, or in a criminal proceeding in which such person is acquitted or convicted, for an offense that does not require a finding of criminal intent; and (c) reasonable litigation expenses, including legal fees that were incurred by such person due to an investigation or proceeding conducted against such person by an authority authorized to conduct such investigation or proceeding and which has ended without the filing of an indictment and without the imposition of a financial liability as a substitute for a criminal proceeding, or which ended without the filing of an indictment but with the imposition of financial liability as a substitute for a criminal proceeding relating to an offense that does not require criminal intent. The aggregate indemnification amount payable by us to all of the officers and directors pursuant to all letters of indemnification issued or that may be issued in the future shall not exceed the higher of (i) 25% of shareholders equity and (ii) 25% of market capitalization, each measured at the time of indemnification.

        We participate in a directors’ and officers’ liability insurance program procured by our controlling shareholder, Hutchison Telecom, inter alia insuring our directors’and officers’ liability and our undertaking to indemnify them, in respect of certain matters permitted by the Companies Law. The coverage of Hutchison Telecom and its participating subsidiaries, including Partner, amounts to US$100 million. Further coverage is afforded under additional layers, effected jointly by Hutchison Telecom and other related entities up to US$ 100 million in excess of the above mentioned US$ 100 million.

Item 7. Exemption From Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit Number	Document

4.1	Registrant's Articles of Association (previously filed as Exhibit 1.1 to the Registrant's Annual Report on Form 20-F, as filed with the SEC on May 18, 2006 ((File No. 1-14968) and incorporated herein by reference).

4.2	Registrant's Certificate of Incorporation (previously filed as Exhibit 3.1 to the Registrant's Registration Statement on Form F-1/A (No. 333-10992) and incorporated herein by reference).

4.3	Registrant's Memorandum of Association (previously filed as Exhibit 3.1 to the Registrant's Registration Statement on Form F-1 (No. 333-10992) ("Registration Statement on Form F-1") and incorporated herein by reference).

4.4	Form of Deposit Agreement among the Registrant, The Bank Company of New York, as depositary, and all owners and beneficial owners of American Depositary Receipts (previously filed as Exhibit 3(a) to the Registrant's Registration Statement on Form F-6 (No. 333-132680) and incorporated herein by reference).

4.5*	2004 Share Option Plan.

5.1*	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

23.1*	Consent of Gross Kleinhendler, Hodak, Halevy, Greenberg & Co. (contained in Exhibit 5.1)

23.2*	Consent of Kesselman & Kesselman, Israel

24.1	Power of Attorney (included in the Signature Page)

*	Filed herewith.

Item 9. Undertakings.

    (a)        The undersigned Registrant hereby undertakes:

     (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant, Partner Communications Company Ltd., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosh Ha’ayin, in the State of Israel, on September 5, 2006.

PARTNER COMMUNICATIONS COMPANY LTD. By: /s/ Amikam Cohen —————————————— Amikam Cohen Chief Executive Officer

By: /s/ Emanuel Avner —————————————— Emanuel Avner Chief Financial and Accounting Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Amikam Cohen and Emanuel Avner his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and to file a Registration Statement on Form S-8 (or such other Form as may be appropriate) in connection with the registration of Ordinary Shares of the Registrant and any and all amendments (including post-effective amendments) to any such Registration Statement on Form S-8 with the Securities and Exchange Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises. This power of attorney may be executed in counterparts.

        Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ —————————————— Amikam Cohe	Chief Executive Officer	August 30, 2006

/s/ —————————————— Emanuel Avner	Chief Financial Officer (Principal Accounting and Financial Officer)	August 30, 2006

—————————————— Fok Kin-ning, Canning	Chairman of the Board of Directors	_______ __, 2006

/s/ —————————————— Dr. Michael J. Anghel	Director	August 30, 2006

/s/ —————————————— Chan Ting Yu	Director	August 30, 2006

—————————————— Chow Woo Mo Fung, Susan	Director	_______ __, 2006

—————————————— Uzia Galil	Director	_______ __, 2006

/s/ —————————————— Erez Gissin	Director	August 30, 2006

/s/ —————————————— Dennis Pok Man, Lui	Director	August 30, 2006

/s/ —————————————— Pesach Shachar	Director	August 30, 2006

/s/ —————————————— Amikam Shorer	Director	August 30, 2006

—————————————— Frank John Sixt	Director	_______ __, 2006

—————————————— Moshe Vidman	Director	_______ __, 2006

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Newark, Delaware, on this 30 day of August 2006.

PUGLISI & ASSOCIATES (Authorized U.S. Representative) By: /s/ Donald J. Puglisi —————————————— Donald J. Puglisi Managing Director

    INDEX TO EXHIBITS

Exhibit Number	Document

4.1	Registrant's Articles of Association (previously filed as Exhibit 1.1 to the Registrant's Annual Report on Form 20-F, as filed with the SEC on May 18, 2006 ((File No. 1-14968) and incorporated herein by reference).

4.2	Registrant's Certificate of Incorporation (previously filed as Exhibit 3.1 to the Registrant's Registration Statement on Form F-1/A (No. 333-10992) and incorporated herein by reference).

4.3	Registrant's Memorandum of Association (previously filed as Exhibit 3.1 to the Registrant's Registration Statement on Form F-1 (No. 333-10992) ("Registration Statement on Form F-1") and incorporated herein by reference).

4.4	Form of Deposit Agreement among the Registrant, The Bank Company of New York, as depositary, and all owners and beneficial owners of American Depositary Receipts (previously filed as Exhibit 3(a) to the Registrant's Registration Statement on Form F-6 (No. 333-132680) and incorporated herein by reference).

4.5*	2004 Share Option Plan.

5.1*	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

23.1*	Consent of Gross Kleinhendler, Hodak, Halevy, Greenberg & Co. (contained in Exhibit 5.1)

23.2*	Consent of Kesselman & Kesselman, Israel

24.1	Power of Attorney (included in the Signature Page)

*	Filed herewith.